Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of

April 2, 2014

by and among

EMERGENT POWER INC.

PLUG POWER INC.

and

RELION, INC.

i

3.30	Accredited Investor	33
3.31	Acknowledgement	33

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PLUG POWER		34

4.1	Organization	34
4.2	Due Authorization	34
4.3	No Conflict	34
4.4	Litigation	35
4.5	Consents	35
4.6	Brokers’ Fees	35
4.7	SEC Documents	35

ARTICLE V. COVENANTS		35

5.1	Further Assurances	35
5.2	Confidentiality	35
5.3	Payments With Respect to Purchased Assets	36
5.4	Registration of Shares	36
5.5	Tax Matters	41

ARTICLE VI. CLOSING DELIVERIES		42

6.1	Deliveries by the Company	42
6.2	Deliveries by Purchaser	43

ARTICLE VII. NO SURVIVAL		43

7.1	No Survival	43

ARTICLE VIII. MISCELLANEOUS		44

8.1	Waiver	44
8.2	Notices	44
8.3	Assignment	45
8.4	Rights of Third Parties	45
8.5	Expenses	45
8.6	Governing Law	45
8.7	Captions; Counterparts	45
8.8	Schedules, Annexes and Exhibits	46
8.9	Construction	46
8.10	Entire Agreement	47
8.11	Amendments	47
8.12	Publicity	47
8.13	Severability	47
8.14	Jurisdiction	47
8.15	Service of Process	47
8.16	Specific Performance and Remedies	48
8.17	No Reliance	48
8.18	Legal Advice	48

ii

Schedules and Exhibits

Exhibit A – Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit B – Form of IP Assignment

Schedules:

Schedule 1.1 – Liens

Schedule 2.1(a) – Purchase and Sale of Assets

Schedule 3.4 – No Conflicts

Schedule 3.5 – Governmental Authority and Consents

Schedule 3.6 – Capitalization

Schedule 3.7 – Financial Statements

Schedule 3.8 – Undisclosed Liabilities

Schedule 3.9 – Litigation and Proceedings

Schedule 3.10 – Legal Compliance

Schedule 3.11 – Contracts; No Defaults

Schedule 3.12 – Employee Benefit Plans

Schedule 3.13 – Labor Relations

Schedule 3.14(e) – Tax Returns

Schedule 3.15 – Brokers’ Fees

Schedule 3.16 – Insurance

Schedule 3.17 – Licenses, Permits and Authorizations

Schedule 3.18 – Title to Assets

Schedule 3.20 – Real Property

Schedule 3.21 – Intellectual Property

Schedule 3.23 – Absence of Changes

Schedule 3.24 – Transactions with Affiliates

Schedule 3.25 – Accounts Payable; Accounts Receivable

Schedule 3.26 – Illegal Payments

Schedule 3.29 – Customers and Suppliers

Schedule 6.1(h) – Termination of Agreements

Schedule 6.1(i) – Consents

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of April 2, 2014, is entered into by and among Emergent Power Inc., a Delaware corporation (“Purchaser”), Plug Power Inc., a Delaware corporation (“Plug Power”), and ReliOn, Inc., a Washington corporation (the “Company”).

RECITALS

WHEREAS, the Company is engaged in the Business (as defined below); and

WHEREAS, Purchaser desires to purchase from the Company, and the Company desires to sell to Purchaser, substantially all of the assets of the Business.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Assumed Contract” is defined in Section 2.1(a)(iv).

“Assumed Liabilities” is defined in Section 2.2(a).

“Business” means the Company’s business of developing, manufacturing and selling proton exchange membrane hydrogen fuel cell technology, products and services and related technologies, products and services as currently conducted and proposed to be conducted.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by Law to close.

“Bylaws” means the Company’s Bylaws as in effect on the date hereof.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Washington on January 10, 2013, as may be amended as of the date hereof.

“Closing” is defined in Section 2.4.

“Closing Date” is defined in Section 2.4.

“Closing Date Purchase Price” is defined in Section 2.6(a)(i).

“Closing Stock Price” is defined in Section 2.6(a)(i).

“Closing Shares” is defined in Section 2.6(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Benefit Plan” is defined in Section 3.11(a).

“Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or used or held for use by the Company in the Business, as currently conducted or proposed to be conducted (“Company Intellectual Property Assets” includes, without limitation, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

“Company’s knowledge,” “to the knowledge of the Company” or words of similar import means the knowledge, after reasonable inquiry, of Gary Flood, Joe Blanchard, Doug Beadle, William Fuglevand, Mark Grimes, Mark Cohen and Bill Stafford.

“Company Copyrights” is defined in Section 3.20(a).

“Company Marks” is defined in Section 3.20(a).

“Company Patents” is defined in Section 3.20(a).

“Company Preferred Stock” means, collectively, the Series 1 Preferred Stock, the Series 2 Preferred Stock and the Series A Preferred Stock.

“Company Registered IP” is defined in Section 3.20(b)(ii).

“Company’s Statement” is defined in Section 2.5.

“Company Trade Secrets” is defined in Section 3.20(b)(x).

“Comerica” means Comerica Bank.

“Confidential Information” is defined in Section 5.2.

“Contracts” means any written or binding oral contracts, agreements, subcontracts, leases, purchase orders or other instruments (including any amendments, addendums and other modifications thereto).

“Copyrights” has the meaning specified in the definition of “Intellectual Property.”

“Cummins” shall mean Cummins Inc. an Indiana corporation.

“Cummins Debt” means all Indebtedness of the Company to Cummins, including without limitation, pursuant to that Senior Secured Subordinated Convertible Promissory Note and Security Agreement, dated January 10, 2013 in the aggregate principal amount of $5,000,000, as amended.

“Customers” is defined in Section 3.28(a).

“Debt Payoff Amount” means all Indebtedness of the Company to Comerica, including without limitation, pursuant to that Loan and Security Agreement by and between the Company and Comerica Bank, dated as of August 2, 2010, as amended.

“Disqualification Event” is defined in Section 3.30.

“Distributors” is defined in Section 3.28(a).

“Employee Assignment Agreements” is defined in Section 2.1(a)(x).

“Employees” means the employees of the Business.

“Environmental Laws” means any and all applicable foreign, United States federal, state or local laws, statutes, ordinances, rules, or regulations relating to pollution, the protection of the environment, or the use, storage, treatment, handling, generation, release, disposal, or transportation of Hazardous Materials.

“Environmental Liabilities” means any and all Liabilities arising in connection with or in any way relating to the past or current operation of the business of the Company and any of its Subsidiaries, whether contingent or fixed, actual or potential, known or unknown, that (i) arise under or relate to matters governed by Environmental Laws and (ii) arise from or relate in any way to actions occurring or conditions existing on or prior to the Closing Date.

“Environmental Permits” is defined in Section 3.21.

“ERISA” is defined in Section 3.11(a).

“ERISA Affiliate” is defined in Section 3.11(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” is defined in Section 2.1(b)2.1(a).

“Excluded Liability” is defined in Section 2.2(b).

“Excluded Taxes” means (i) all Taxes of the Company, any Subsidiary or any of their Affiliates, or for which the Company, any Subsidiary or any of their Affiliates is liable, for any taxable period, (ii) all Taxes relating to the Excluded Assets or Excluded Liabilities for any taxable period; (iii) all Taxes relating to the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, for the portion of such taxable period ending on the Closing Date (determined in accordance with Section 5.5(c)), and (iv) the Company share of any Sales and Transfer Taxes pursuant to Section 2.9.

“Exercise Notice” is defined in Section 2.7(b).

“Exercise Period” is defined in Section 2.7(b).

“Expiration Date” is defined in Section 5.4(c).

“Financial Statements” is defined in Section 3.6.

“Free or Open Source Software” means any software (in source or object code form) licensed from a third party under (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“Governmental Order” means, with respect to any Person, any order, judgment, injunction, decree, writ, stipulation, determination or award, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Hazardous Material” means any pollutant, contaminant, chemical, waste, substance or mixture that is defined, listed or regulated under Environmental Law as “hazardous” or “toxic” (or words of similar meaning), including petroleum or any fraction or by-product thereof, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls and chlorofluorocarbons.

“Holder” is defined in Section 5.4(a).

“Indebtedness” means any Liability, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, monies, notes, debentures, or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or services but excluding ordinary course current trade payables, (iii) in respect of guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (iv) relating to any deferred purchase price obligations related to past asset or stock acquisitions by the Company, (v) relating to any change of control payments, bonuses, severance or other consideration that become payable as a result of the consummation of the transactions contemplated by this Agreement (excluding the employer’s portion of any employment taxes payable with respect thereto), (vi) relating to or including any deferred compensation or amounts owed to employees or consultants, including but not limited to, all accrued and untaken vacation owed to employees; and (vii) relating to any accrued interest, fees, expenses, indemnities, premiums or penalties in respect of any of the foregoing that may become payable, including any such amounts payable as a result of the consummation of the transactions contemplated by this Agreement, assuming the full repayment of all such Indebtedness.

“Insurance Policies” is defined in Section 3.15.

“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (i) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (ii) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (iv) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (v) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (vi) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“IRS” means the Internal Revenue Service.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means the real property leased or subleased by the Company, together with, to the extent leased or subleased by the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights, privileges and other appurtenances relating to the foregoing.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“License In” is defined in Section 3.20(a).

“License Out” is defined in Section 3.20(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Losses” means claims, damages, Liabilities, losses, obligations, actions, suits, proceedings, demands, assessments, orders, judgments, Taxes (including, without limitation, loss of any Tax benefits or deductions), fines, penalties, diminution of value (including losses calculated based on valuation multiples for losses of a recurring nature), costs, and expenses (including accumulated interest, reasonable attorneys’, accountants’, investigators’ and experts’ fees and expenses incurred in connection with the defense or investigation of any claim).

“Marks” has the meaning specified in the definition of “Intellectual Property Assets.”

“Material Adverse Effect” means, with respect to any Person, any effect, change, fact, event or occurrence that has a material adverse effect on the business, results of operations or financial condition of such Person and its Subsidiaries taken as a whole, other than, in each case, any change, event, development or effect that results from or is related to (i) general economic conditions in any of the markets in which the Business operates, (ii) any change in general economic conditions or the financial, banking, currency or capital markets in general; (iii) changes in Law, GAAP or other applicable accounting standards or the interpretations thereof, (iv) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (v) with respect to the Company any actions taken, or failures to take action, or such other changes or events, in each case, to which Purchaser has consented, (vi) any failure to meet internal projections relating to the Business (it being understood that the underlying causes of, or factors contributing to, the failure to meet such objections may be taken into account in determining whether a Material Adverse Effect has occurred), (vii) the announcement or pendency of, or the taking of any action contemplated by, this Agreement and the other agreements contemplated hereby, including by reason of the identity of Purchaser or any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the conduct of the Business and including the resignation or termination of any employee following the announcement of the transactions contemplated hereby, (viii) Company’s compliance with the terms of this Agreement or (ix) any item or items set forth in the Disclosure Schedule.

“Measurement Period” is defined in Section 2.7(a).

“Multiemployer Plan” is defined in Section 3.11(d).

“Net Working Capital” means the working capital of the Company calculated as follows: cash and cash equivalents plus accounts receivable, less accounts payable, calculated in accordance with GAAP.

“Partners” is defined in Section 3.28(a).

“Patents” has the meaning specified in the definition of “Intellectual Property Assets.”

“Permits” is defined in Section 3.16.

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, (ii) Liens for Taxes not yet due and payable or with respect which accurate reserves on the financial statements of the Company have been recorded in accordance with GAAP and which are being contested in good faith through appropriate proceedings, (iii) Liens securing rental payments under capital lease obligations, (iv) liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record, (v) Liens securing payment, or any other obligations, of the Company with respect to Indebtedness being released in connection with the transactions contemplated hereby, (vi) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any Leased Real Property and (vii) Liens described on Schedule 1.1 and (viii) statutory Liens arising by operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Data” is defined in Section 3.20(b)(xv).

“Plug Power” is defined in the Preamble.

“Plug Power Common Stock” means the common stock, par value $0.01 per share, of Plug Power.

“Plug Power SEC Documents” means all forms, reports, schedules, statements and other documents required to be filed or furnished by Plug Power with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Privacy Requirements” is defined in Section 3.20(b)(xv).

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Products” is defined in Section 3.20(a).

“Purchased Assets” is defined in Section 2.1(a).

“Purchaser” is defined in the Preamble.

“Put Right” is defined in Section 2.7(b).

“Registration Date” is defined in Section 5.4(a).

“Registrable Securities” is defined in Section 5.4(a).

“Registration Statement” is defined in Section 5.4(a).

“Reference Balance Sheet” is defined in Section 3.6.

“Release” is defined in Section 3.21.

“Reserve Amount” is defined in Section 2.2(b)(i).

“Sale Proceeds” is defined in Section 2.7(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series 1 Preferred Stock” means the Series 1 Preferred Stock, $0.001 par value per share, of the Company.

“Series 2 Preferred Stock” means the Series 2 Preferred Stock, $0.001 par value per share, of the Company.

“Series A Preferred Stock” means the Series A Preferred Stock, $0.001 par value per share, of the Company.

“Shrink Wrap Code” means generally commercially available software in executable code form that is available for a cost of not more than $10,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations).

“Software” means any and all (i) computer software and code, including any and all software implementations of algorithms, models and methodologies, and including programs, assemblers, applets, compilers, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed, whether in source code or object code format, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Standards Body” is defined in Section 3.20(b)(xviii).

“Straddle Period” means any taxable year or period that begins before and ends after the Closing Date.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or 50% or more of the equity interests is owned, directly or indirectly, by such Person.

“Suppliers” is defined in Section 3.28(b).

“Systems” is defined in Section 3.20(b)(xvi).

“Target Net Working Capital” shall mean negative $882,094.

“Tax” or Taxes” means all federal, state, local, foreign or other tax, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Third Party IP Assets” is defined in Section 3.20(b)(v).

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property Assets.”

“Transaction Documents” means this Agreement and such other instruments and agreements required by this Agreement to be executed and delivered hereunder.

“Transaction Expenses” means all fees, costs or expenses accrued, incurred or paid or payable by the Company in connection with the transactions contemplated hereby, including with respect to financial, accounting, tax and legal advisors to such Persons.

“Transferred Technology” means all technology owned by (whether exclusively or jointly with third parties) or held in the name of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries holds an exclusive license, a non-exclusive license, or a covenant not to sue, including all technology listed or described in Schedule 3.20. To the extent that any Software constitutes Transferred Technology, all versions and releases of such Software and all Software from which such Software was derived, in both source code and object code form, will be included as Transferred Technology.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“WBCA” shall mean the Washington Business Corporation Act, as amended.

“WKSI” shall have the meaning as set forth in Securities Act Rule 405.

“WKSI S-3” is defined in Section 5.4(b).

ARTICLE II.

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of Assets.

(a) Subject to the terms and conditions set forth herein, at the Closing, and in reliance on the representations and warranties and covenants and agreements made herein, Purchaser shall purchase and acquire from the Company, and the Company shall sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens (except for Permitted Liens), all of the assets, properties, rights, titles and interests, other than the Excluded Assets, of every kind or nature owned, leased, licensed or otherwise held by the Company (including indirect and other forms of beneficial ownership) used or held for use in connection with the Business, whether tangible, intangible, real, personal or mixed and wherever located, including, without limitation, all of the following assets (collectively, the “Purchased Assets”):

(i) all tangible personal property, including all machinery, equipment, molds, tools, spare parts, furniture, accessories, office materials, packaging and shipping materials, office equipment, personal computers, telephone units, facsimile machines, file cabinets, artwork and drawings and other tangible personal property, including but not limited to those items listed on Schedule 2.1(a)(i));

(ii) all raw materials, work-in-progress, finished goods, supplies and other inventories, wherever situated;

(iii) all cash, cash equivalents, accounts receivable, notes receivable and other amounts receivable from third parties, including customers and employees, and all correspondence with respect thereto, excluding the Reserve Amount;

(iv) subject to Section 2.3, all rights under the Contracts, licenses, commitments, sales and purchase orders and other instruments listed on Schedule 2.1(a)(iv) (collectively, the “Assumed Contracts”);

(v) all claims, deposits, prepayments, prepaid expenses, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (including rights to insurance proceeds), except for any of the foregoing to the extent they relate to Excluded Assets or Excluded Liabilities;

(vi) the Transferred Technology;

(vii) all Company Intellectual Property Assets used by the Company or held by the Company for use in connection with the Business, including all copies of, and embodiments of documents, electronic files and other objects embodying, all Company Intellectual Property Assets and Transferred Technology;

(viii) all Permits;

(ix) all insurance, warranty and condemnation net proceeds received after the Closing Date with respect to damage, non-conformance of or loss to the Purchased Assets;

(x) the Company’s right, title and interest, but not obligations, (x) under any employment, confidentiality, invention assignment, or similar agreements with Employees (“Employee Assignment Agreements”), but only to the extent required to permit Purchaser and/or Plug Power to enjoin, restrain, recover damages from, or obtain any other remedies from or against, and to obtain specific performance of such Employee Assignment Agreements by, any Employee who breaches any Employee Assignment Agreement (including any confidentiality provisions relating to the Business or Purchased Assets), and to the extent necessary to permit Buyer to protect its rights and interests in connection with the Business and the Purchased Assets and the transactions contemplated under the Transaction Documents, and (y) any confidentiality agreements or similar agreements entered into by the Company, on the one hand, and any Person, on the other hand, relating to the Business;

(xi) all of the Company’s goodwill in or associated with any of the Purchased Assets and the Business, and the going concern value of the Business;

(xii) all Confidential Information used in, held for use in, necessary for, or related to the conduct of the Business, and all copies and embodiments of documents, electronic files and other objects embodying such Confidential Information;

(xiii) the Company’s business intelligence databases and all data stored therein;

(xiv) all books and records, including ledgers, correspondence, lists, studies and reports and other printed or written materials used by the Company or held by the Company for use in connection with the Business, including, without limitation, all lists and records pertaining to customers, personnel, agents, suppliers, distributors and pricing, purchase and sale records, quality control records, research and development files, files and data, company manuals and other business related documents and materials, whether written, electronic or otherwise, all telephone and facsimile numbers and internet access (including email) accounts, and all information relating to Taxes; provided, that the Company may retain copies of any records as may be required by applicable Law; and

(xv) all other assets of any kind or nature of the Company used or held for use in the Business.

(b) Excluded Assets. Notwithstanding the foregoing, the following assets of the Company are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the assets to be conveyed as contemplated hereby:

(i) The Reserve Amount;

(ii) the general ledgers, accounting records, minute books, statutory books and corporate seals; provided that Purchaser shall be given copies of the general ledgers and accounting records as such documents exist as of the Closing Date; and

(iii) any intercompany receivables or intercompany assets of any kind or nature.

2.2 Assumption of Liabilities.

(a) Assumed Liabilities. At the Closing, Purchaser or its designated Affiliates shall assume and shall agree to pay, defend, discharge and perform as and when due and performable the following specific Liabilities of the Company (the “Assumed Liabilities”):

(i) all accounts payable included in the calculation of Net Working Capital;

(ii) all Liabilities arising under each Assumed Contract from and after the Closing (other than Liabilities attributable to any failure by the Company or any Subsidiary thereof to comply with the terms thereof); and

(iii) all amounts credited to the Company included in the calculation of Net Working Capital.

(b) Excluded Liabilities. Notwithstanding anything to the contrary contained herein, Purchaser is assuming only the Assumed Liabilities and is not assuming any other Liability of the Company or any Subsidiary or Affiliate thereof (or any predecessor owner of all or part of the Company’s and its Subsidiaries’ business or assets) of whatever nature whether currently in existence or arising or asserted hereafter. All such other Liabilities shall be retained by and remain Liabilities of the Company or its Subsidiaries and Affiliates (all such Liabilities not being assumed are herein referred to as the “Excluded Liabilities”). Without limiting the generality of the foregoing, none of the following shall be Assumed Liabilities for purposes of this Agreement:

(i) a cash amount of $130,000 (the “Reserve Amount”);

(ii) all Excluded Taxes;

(iii) all Indebtedness;

(iv) all litigation;

(v) all Liabilities relating to or arising out of the Excluded Assets;

(vi) all Liabilities relating to or arising out of any warranty obligation of the Company or any of its Subsidiaries in respect of products sold or services rendered prior to the Closing Date;

(vii) all Environmental Liabilities; and

(viii) all Liabilities of the Company arising out of, resulting from or relating to the operation of the Business prior to the Closing or any other fact or circumstance existing or event occurring prior to the Closing, including in connection with events commencing or occurring or circumstances existing prior to the Closing and continuing after the Closing.

2.3 Assignment of Contracts and Rights. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to assign any Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Purchaser or the Company thereunder. The Company will use its reasonable best efforts to obtain the consent of the other parties to any such Contract for the assignment thereof to Purchaser or its designated Affiliate as Purchaser may request. Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Purchaser or the Company thereunder so that Purchaser would not in fact receive all rights under such Contract, the Company and Purchaser will cooperate in an arrangement under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Purchaser, or under which the Company would enforce, at Purchaser’s expense, for the benefit of Purchaser, with Purchaser assuming at Purchaser’s expense the Company’s obligations, any and all rights of the Company against a third party thereto. The Company will promptly pay to Purchaser when received all monies received by the Company under any such Contracts, and Purchaser shall pay, defend, discharge and perform all Liabilities under such Contracts.

2.4 Closing. The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall occur simultaneously with the execution and delivery of this Agreement by the parties hereto (the “Closing Date”). The Closing shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, or at such other place as agreed to by the parties hereto. All transactions shall be deemed to occur at, and the Closing shall be effective as of, 11:59 p.m. Pacific time on the Closing Date.

(a) Payment of Debt Payoff Amount. At the Closing, the Company will pay, in cash by wire transfer of immediately available funds, the Debt Payoff Amount in accordance with a payoff letter signed by Comerica, which payoff letter shall be in form and substance acceptable to Purchaser.

(b) Payment of Transaction Expenses. At the Closing, the Company will pay, in cash by wire transfer of immediately available funds, the Transaction Expenses that are accrued and unpaid through and including the Closing Date in accordance with the Company’s Statement as provided in Section 2.5.

(c) Net Working Capital. At the Closing, the Company shall have Net Working Capital equal to the Target Net Working Capital.

2.5 Company Statement. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Company’s Statement”) of the Company’s good faith estimation of, and setting forth in reasonable detail, each of the following items of the Company as of the Closing Date: (i) cash and cash equivalents; (ii) the amount of Indebtedness; (iii) a calculation of the estimated Net Working Capital as of the Closing Date and (iv) the Transaction Expenses, including (A) the portion of Transaction Expenses expected to remain unpaid as of the Closing Date and (B) a list of each Person entitled to payment for any Transaction Expenses expected to be unpaid as of the Closing Date, including wire transfer or other payment information. The Company’s Statement shall be accompanied by reasonably detailed supporting information and documentation for the estimations set forth therein.

2.6 Payment of Purchase Price; Allocation.

(a) Purchase Price.

(i) In full consideration of the sale, assignment and transfer of the Purchased Assets and the assumption of the Assumed Liabilities, subject to any adjustment pursuant to Section 2.7 below, the purchase price for the Purchased Assets shall be such number of shares of Plug Power Common Stock as is equal to the quotient, rounded to the nearest whole share (such rounded number of shares of Plug Power Common Stock, the “Closing Shares”), obtained by dividing (i) $4,000,000 (the “Closing Date Purchase Price”), by (ii) the closing sale price per share of the Plug Power Common Stock on the Nasdaq Capital Market on the trading day immediately preceding the Closing Date (the “Closing Stock Price”).

(ii) At the Closing, in full satisfaction of the Cummins’ Debt, the Company shall transfer and assign to Cummins and Cummins agrees to accept (i) the Closing Shares, (ii) right to the cash gross-up pursuant to Section 2.7(a); (iii) the Put Right and (iv) the registration rights pursuant to Section 5.4 and Plug Power shall deliver the Closing Shares to the Company or Cummins, as its assignee, on the Closing Date, by delivery of one (1) or more stock certificates evidencing such shares of Plug Power Common Stock, or by delivery of such shares of Plug Power Common Stock in book entry form.

(b) Tax Treatment and Allocation. Plug Power, Purchaser and the Company and their Affiliates agree that the transactions contemplated by this Agreement shall be treated as a taxable purchase of Purchased Assets subject to the Assumed Liabilities, in exchange for the consideration described herein, in accordance with Section 1060 of the Code (and applicable state and local tax laws) for income tax purposes. Purchaser shall prepare a draft IRS Form 8594, allocating the Closing Date Purchase Price, Assumed Liabilities and all other relevant items, as determined for federal income tax purposes, to the Purchased Assets as soon as reasonably practicable after the Closing and shall deliver such draft Form 8594 to the Company. Each of Purchaser and the Company shall timely file IRS Form 8594 in accordance with such draft IRS Form 8594 and shall file all other Tax Returns in a manner consistent with such draft IRS Form 8594. Neither Purchaser nor the Company shall take any position for Tax purposes (whether in audits, Tax Returns, or otherwise) that is inconsistent with such final IRS Form 8594 or this Section 2.6(b) unless otherwise required by applicable Law.

2.7 Post-Closing Adjustment and Put Right.

(a) In the event that (a) Plug Power timely files the Registration Statement, pursuant to Section 5.4, (b) the Company or Cummins, as the Company’s assignee, sells all of the Closing Shares on the Nasdaq Capital Market at prevailing market prices during regular trading hours during the Measurement Period, and (c) the gross proceeds from such sales (the “Sale Proceeds”) are less than $4,000,000, then Plug Power would pay to the Company or Cummins, as the Company’s assignee, a cash payment equal to the difference between $4,000,000 less the Sale Proceeds, within five (5) Business Days of receipt of notice of the Sale Proceeds, which shall be accompanied by reasonably detailed supporting information and documentation for the calculation of the Sale Proceeds set forth therein. “Measurement Period” means the period of three (3) trading days commencing on the Registration Date and ending at 4:00pm New York time on the second (2nd) trading day after the Registration Date.

(b) If (i) Plug Power does not file the Registration Statement on or before the Registration Date or (ii) either (A) the Registration Statement is not automatically effective or declared effective by the SEC, under the Securities Act, on the Registration Date or (B) if during the Measurement Period (1) the effectiveness of the Registration Statement is suspended, withdrawn or the Registration Statement is otherwise not effective under the Securities Act or (2) trading in Plug Power Common Stock is suspended from trading on the Nasdaq Capital Market, the Company or Cummins, as the Company’s assignee, shall have the right to require Plug Power to repurchase all, but not less than all, of the Closing Shares for an aggregate purchase price of $4,000,000 (the “Put Right”). In order to exercise the Put Right, the Company or Cummins, as the Company’s assignee, as applicable, shall provide written notice to Plug Power (the “Exercise Notice”), within five (5) Business Days of the Registration Date (the “Exercise Period”). Plug Power shall purchase and the Company or Cummins, as the Company’s assignee, as applicable, shall sell the Closing Shares, within ten (10) Business Days after receipt of the Exercise Notice. Upon the expiration of the Exercise Period, the Put Right shall terminate.

2.8 Withholding. Notwithstanding any other provision to this Agreement, Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated in this Agreement, to any person such amounts that Purchaser is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Law. To the extent that amounts are so withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

2.9 Sales and Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be responsible for any transfer and/or sales Taxes relating to or arising out of the transactions contemplated by this Agreement, if any. The parties shall cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any such transfer or sales taxes, and to enable the Purchaser and/or the Company to comply with any pre-Closing filing procedures to establish any entitlement to any exemption from, or reduction of, such transfer or sales Taxes.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement, the Company hereby represents and warrants to Purchaser and Plug Power as of the date of this Agreement as follows:

3.1 Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Washington and has the corporate power and authority to own or lease its properties and to conduct its business and affairs (including, without limitation, the Business) as it is now being conducted. The copies of the Certificate of Incorporation and Bylaws of the Company previously made available by the Company to Purchaser and Plug Power are true, correct and complete. The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books and the stock record books for the Company are correct in all material respects and contain copies of all organizational documents and actions taken by such entity’s board of directors and stockholders. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Company.

3.2 Subsidiaries. The Company does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any Liability or obligation of, any Person.

3.3 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company, and no other corporate proceeding or action on the part of the Company is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.4 No Conflict. Except as set forth on Schedule 3.4, subject to the receipt of the consents, approvals, authorizations and other requirements set forth on Schedule 3.4, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of, any applicable Law, the Certificate of Incorporation, Bylaws or other organizational documents of the Company, or result in a material breach of any agreement, indenture or other instrument to which the Company is a party or by which the Company may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of the Company, or constitute an event which, after notice or lapse of time or both, would result in any such material violation, material breach, termination or creation of a Lien or result in a material violation or revocation of any required license, permit or approval from any Governmental Authority or other Person.

3.5 Governmental Authorities; Consents. Except as set forth on Schedule 3.5, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required to be obtained or made by the Company in connection with the Company’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.6 Financial Statements. Attached as Schedule 3.6 hereto are the unaudited consolidated balance sheet as of February 28, 2014 (the “Reference Balance Sheet”), and the related consolidated statements of income, cash flow and stockholders’ equity as of and for the twelve-month period ended February 28, 2014, together with the notes thereto (together, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company as of the dates and for the periods indicated in such Financial Statements. Each of the Financial Statements (a) is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and (b) has been prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments (none of which shall be material individually or in the aggregate) and the absence of footnote disclosure. The projections previously provided to Purchaser represent good faith estimates of the performance of the Company for the periods stated therein based upon assumptions which were believed in good faith to be reasonable when made and continue to be reasonable as of the date hereof, and to the knowledge of the Company there exists no basis to reasonably believe that such projections will not be achieved.

3.7 Undisclosed Liabilities. Except as set forth on Schedule 3.7, as of the date of this Agreement, there is no Liability of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise, against the Company, except for Liabilities (a) reflected or reserved for on the Financial Statements in amounts not to exceed the amounts reflected or reserved therein, (b) that have arisen since the date of the Reference Balance Sheet in the ordinary course of the operation of Business of the Company (none of which is a Liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental Liability) or (c) incurred in connection with and as a result of the transactions contemplated by this Agreement.

3.8 Litigation and Proceedings. Except as set forth on Schedule 3.8, as of the date of this Agreement, no claims, actions or other Proceedings are pending or, to the knowledge of the Company, threatened in writing (a) against the Company, or (b) to the Knowledge of the Company, against any officer, director or key employee of the Company in their respective capacities in such positions. The Company is not subject to any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority which would reasonably be expected to (x) prevent or delay the consummation of the transactions contemplated hereby or (y) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company

3.9 Legal Compliance. Except as set forth on Schedule 3.9, the Company is in compliance with all applicable Laws in all material respects. During the last three (3) calendar years, the Company has not received any written notice of any violation of, or failure to comply with any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company or any of its properties.

3.10 Contracts; No Defaults.

(a) Schedule 3.10 contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company is a party and which relate to the Business or are used in the operation of the Business. True, correct and complete copies of the Contracts listed on Schedule 3.10 have been delivered to or made available to Purchaser and Plug Power.

(i) Each Contract that the Company reasonably anticipates will involve aggregate payments or consideration furnished by or to the Company of more than $25,000 in any year;

(ii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company, in each case, involving payments in excess of $10,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no obligations (contingent or otherwise) remaining;

(iv) Each Contract concerning Leased Real Property, license, installment and conditional sale agreement, and each other Contract that (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property, and (B) involves aggregate payments in excess of $10,000 in any calendar year;

(v) Each joint venture Contract and each partnership agreement or limited liability company agreement to which the Company, on the one hand, and any third party, on the other hand, are parties;

(vi) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $10,000 in any calendar year;

(vii) Each License In or License Out;

(viii) Each Contract that contains a covenant not to compete, or other covenant restricting the development, manufacture, marketing or distribution of Products;

(ix) Each Contract that imposes any confidentiality, standstill or similar obligation on the Company, except for those entered into in the ordinary course of business or in connection with the sale process of the Company;

(x) Each Contract that contains a right of first refusal, first offer or first negotiation in favor of any party other than the Company;

(xi) Each Contract pursuant to which the Company has granted any exclusive marketing, sales, use or distribution rights to any third party;

(xii) Each Contract relating to stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including, without limitation, any agreement with any stockholder of the Company which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

(xiii) Each collective bargaining Contract or other agreement with any labor union or other employee representative of a group of Employees;

(xiv) Each Contract that provides any transaction bonus, discretionary bonus, “stay-put” or other compensatory payments to be made (whether required or discretionary) to Employees of the Company at Closing as a result of the execution of this Agreement or consummation of the transactions contemplated hereby; and

(xv) Each Contract with an officer or key employee of the Company regarding the terms and conditions of such officer’s or key employee’s employment.

(b) Except as set forth on Schedule 3.10(b), each of the Contracts listed pursuant to Section 3.10(a) is in full force and effect, (ii) represents a legal, valid and binding obligation of the Company, (iii) to the knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto and (iv) is enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company has not received any written notice or threat to terminate any Contract listed on Schedule 3.10(a). Except as set forth on Schedule 3.10(b), (A) neither the Company nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract, (B) the Company has not received any written claim or notice of material breach of or material default under any such Contract, and (C) no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both). Except as set forth on Schedule 3.10(b), none of the Contracts require that any consent be obtained or notice be provided as a result of the transactions contemplated hereby.

3.11 Employee Benefit Plans.

(a) Schedule 3.11(a) sets forth a complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and any other material plan, policy or program providing compensation or other benefits to any current or former director, officer, independent contractor or employee, which are maintained, sponsored or contributed to by the Company, or under which the Company or any ERISA Affiliate has any material obligation or Liability (each a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, the Company has delivered to Purchaser and Plug Power correct and complete copies of (i) each Company Benefit Plan and any trust agreement relating to such plan.

(c) (i) Each Company Benefit Plan is and has been operated and administered in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code, and (ii) all payments and/or contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP in accordance with the terms of the applicable Company Benefit Plan and applicable Law.

(d) No Company Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur Liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code. No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and neither the Company nor any ERISA Affiliate has ever sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA. No event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to Liability under Title IV of ERISA. For purposes of this Section 3.11, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. No Company Benefit Plan has ever provided health care or any other non-pension benefits to any current or former Employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

(e) No actions, suits, governmental administrative proceedings, audits, other proceedings, or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan or any fiduciary or service provider thereof, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits, proceedings, audits or claims. No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(f) Neither the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an ERISA Affiliate.

3.12 Labor Relations.

(a) No Employees are represented by any labor organization or works council with respect to their employment with the Company. The Company is not, nor has it ever been, a party to, or bound by, any collective bargaining agreement or union contract with respect to the Employees and no collective bargaining agreement is being negotiated by the Company. There are no activities or proceedings of any labor union to organize any of the Employees. There is no labor dispute, strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company and no such action is threatened. The Contracts listed on Schedule 3.13 include all individual, written employment, retention, change in control bonus or severance agreements to which, as of the date of this Agreement, the Company is a party and which may not be terminated at will without cost or penalty. The Company has delivered or made available to Purchaser and Plug Power true, correct and complete copies of each such Contract, as amended to date.

(b) The Company is not delinquent in any material payments to any Employee or consultant for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Employees or consultants.

(c) The Company is in compliance in all material respects with the requirements of the Immigration Reform and Control Act of 1986, the Fair Labor Standards Act and each other federal, state, local or foreign law relating to hours worked by and payment made to Employees, employment and employment practices and terms and conditions of employment, including without limitation any such laws respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, occupational safety and health requirements and employment agreements.

3.13 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company have been properly prepared and timely filed, and all such Tax Returns are true, correct and complete.

(b) The Company has fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns referred to in Section 3.13(a)). The Company has properly accrued in its accounting records all Taxes that are not and will not be payable as of the Closing Date. The Company is not the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than not yet due or payable) upon any of the assets of the Company.

(c) All amounts of Tax required to be withheld by the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld and paid over to the appropriate Tax authority and all Forms W-2 and 1099 or otherwise required with respect thereto have been properly completed and timely filed.

(d) No deficiency for any amount of Tax has been asserted, assessed, proposed or threatened by any Governmental Authority or is pending against the Company. No audit or other proceeding by any Governmental Authority is pending or, to the knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company.

(e) Schedule 3.14(e) lists all federal, state, local, and foreign Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2009, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Purchaser and Plug Power correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Company since December 31, 2009. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company (i) is not a party to or bound by any Tax indemnification, allocation or sharing agreements (or similar agreements) under which the Company could be liable for the Tax Liability of an entity that is not the Company (ii) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and (iii) does not have any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h) The Company has not entered into a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Tax law) that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) ‘‘closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.

(k) Company is and always has been a domestic corporation taxable under subchapter C of the Code for U.S. federal income tax purposes.

(l) No Tax authority in any jurisdiction in which the Company does not file Tax Returns has asserted that the Company is or may be subject to Tax in that jurisdiction.

(m) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code.

3.14 Brokers’ Fees. Except as set forth on Schedule 3.14, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Affiliates.

3.15 Insurance. Schedule 3.15 contains a summary description of all policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement (the “Insurance Policies”) including any self-insurance or co-insurance programs. True, correct and complete copies of the Insurance Policies have been made available to Purchaser. Each Insurance Policy is in full force and effect and there are currently no material claims pending against the Company under any Insurance Policy currently in effect and covering the property, Business or Employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. As of the date hereof, the Company has not received a written notice of cancellation or non-renewal of any Insurance Policy. Schedule 3.15 sets forth a true and correct claims history under each Insurance Policy since January 1, 2013.

3.16 Licenses, Permits and Authorizations. Except as set forth on Schedule 3.16, the Company has obtained all of the material licenses, approvals, consents, registrations, privileges and permits (collectively “Permits”) necessary under applicable Laws to permit the Company to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the Business of the Company as currently conducted or proposed to be conducted and all such Permits are valid and in full force and effect. No Permit is subject to termination or requires the approval or consent of, or notice to, any Governmental Authority as a result of the execution of this Agreement or consummation of the transactions contemplated hereby.

3.17 Title to Assets. Except as set forth on Schedule 3.17, the Company has good and valid title to all assets and other tangible and intangible property used or held for use in the operation of the Business (including, without limitation, the Purchased Assets) or as otherwise reflected on the books of the Company as owned by the Company, free and clear of all Liens other than Permitted Liens. Such assets and tangible property are in reasonable working condition, reasonable wear and tear excepted.

3.18 Sufficiency of Assets. The Purchased Assets include all of the assets (including all Intellectual Property Assets) used or held for use in connection with the Business.

3.19 Real Property. The Company does not own any real property. Schedule 3.19 lists, as of the date of this Agreement, all Leased Real Property. The Leased Real Property constitutes all of the real property used or occupied by the Company in connection with the conduct of the Business as currently conducted and proposed to be conducted. The Company has delivered to Purchaser and Plug Power full, complete and accurate copies of each of the Leases, including all memoranda of lease, estoppel certificates, consents, commencement date letters, letters of extensions, subordination, non-disturbance and attornment agreements, documents or correspondence that materially adversely affect or may materially adversely affect the tenancy at any Leased Real Property (including, without limitation, any exercise of any lease options which the Company has knowledge of).

3.20 Intellectual Property.

(a) Schedule 3.20(a) contains a complete and accurate list of all (i) Patents owned by the Company or used or held for use by the Company in the Business as currently conducted and proposed to be conducted (“Company Patents”), registered and material unregistered Marks owned by the Company or used or held for use by the Company in the Business as currently conducted and proposed to be conducted (“Company Marks”) and registered and Copyrights owned by the Company or used or held for use by the Company in the Business as currently conducted and proposed to be conducted (“Company Copyrights”), (ii) product and service offerings currently otherwise made commercially available by the Company, (the “Products”), (iii) licenses, sublicenses or other agreements under which the Company is granted rights by others in Company Intellectual Property Assets (“Licenses In”) (other than for commercially available Shrink Wrap Code), and (iv) licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property Assets (“Licenses Out”). In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (iii) or (iv), Schedule 3.20(a) also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive.

(b) Except as set forth on Schedule 3.20(b):

(i) with respect to the Company Intellectual Property Assets (A) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property Assets and, without payment to a third party, possesses adequate and enforceable rights to such Intellectual Property Assets as necessary for the operation of the Business as currently conducted, and (B) licensed to the Company by a third party (other than for Shrink Wrap Code), such Company Intellectual Property Assets are the subject of a valid written license or other agreement; in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens;

(ii) all Company Intellectual Property Assets owned by or exclusively licensed to the Company that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (“Company Registered IP”) are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and all Company Intellectual Property Assets owned by or exclusively licensed to the Company, to the knowledge of the Company, are valid and enforceable;

(iii) none of the Company Registered IP is subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date;

(iv) none of the Company Registered IP is subject to any proceedings or actions before any court or tribunal (including the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent authority anywhere in the world) to which the Company is a party or in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered IP (including any interference, reissue, re-examination or opposition proceeding); to the knowledge of the Company there is no patent or patent application of any third party that potentially interferes with a Company Patent;

(v) there are no pending or to the knowledge of the Company threatened claims against the Company or any of its employees alleging that any of the operations of the Business, as currently conducted and proposed to be conducted, or any activity by the Company, or the subject matter of any Company Intellectual Property Assets infringes, violates or misappropriates (or in the past infringed, violated or misappropriated) the rights of others in or to any Intellectual Property Assets or the subject matter thereof (collectively, “Third Party IP Assets”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(vi) neither the operation of the Business, as currently conducted and proposed to be conducted, nor any activity by the Company, nor use, offering, provision, research, development, commercialization and/or other exploitation of any Product infringes, violates or misappropriates any Third Party IP Asset;

(vii) the Company does not have any obligation to compensate any person for the use of any Intellectual Property Assets; the Company has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property Assets; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict the Company’s rights to use any Intellectual Property Asset(s), (B) restrict the Company’s Business, as currently conducted and proposed to be conducted, in order to accommodate a third party’s Intellectual Property Assets, or (C) permit third parties to use any Company Intellectual Property Asset(s);

(viii) all former and current employees, consultants and contractors of the Company have executed valid and enforceable written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, writings, other works of authorship and other technology, intellectual property and information relating to the Business of the Company or any of the Products (including any of the same that may be used with any Products) and (B) Intellectual Property Assets relating thereto;

(ix) to the knowledge of the Company, there is no, nor has there been any, infringement, violation or misappropriation by any person or entity of any of the Company Intellectual Property Assets or the Company’s rights therein or thereto or the subject matter thereof;

(x) the Company has taken all reasonably necessary security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or used or held for use by the Company in the Business as currently conducted and proposed to be conducted (the “Company Trade Secrets”), including, without limitation, requiring each Company employee and consultant and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Purchaser, and to the knowledge of the Company there has not been any breach by any party to such confidentiality agreements;

(xi) (A) the Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code relating to any of the Products, and (B) the Company has not provided or disclosed any source code relating to any Product or any algorithms used or held for use by the Company to any person or entity;

(xii) each Product performs in substantially accordance with any applicable documented specifications or descriptions;

(xiii) the Products (and software used to provide the Products) do not contain any “viruses”, “worms”, “time-bombs”, “key-locks”, or any other devices intentionally created that could disrupt or interfere with the operation of the Products or equipment upon which the Products are provided, or the integrity of the data, information or other content the Products produce;

(xiv) (A) none of the software incorporated in or used to provide or distribute the Products contain, incorporate, link or call to or otherwise use Free or Open Source Software, and (B) such software and any other software used by the Company do not incorporate, link, call or otherwise use (and in the past have not incorporated, linked, called or otherwise used) any Free or Open Source Software in a manner that (1) obligates (or obligated) the Company to disclose, make available, license, offer or deliver any portion of the source code related to the Products or the subject matter of any other Company Intellectual Property Assets to any third party other than the applicable Free or Open Source Software, or (2) imposes (or imposed) any restriction on the consideration to be charged for the distribution of any software related to the Products or the subject matter of any other Company Intellectual Property Assets;

(xv) the Company has not collected or used any personally identifiable information (“Personal Data”) from any third parties, other than as described on Schedule 3.20(b)(xv); in connection with the collection and/or use of Personal Data, the Company has complied with (A) all applicable statutes and regulations in all relevant jurisdictions, its publicly available privacy policy, and any third party privacy policies which the Company has been contractually obligated to comply with, in each case relating to the collection, storage, use and onward transfer of all Personal Data collected by the Company or by third parties having authorized access to the Company’s databases or other records (the “Privacy Requirements”) and (B) all applicable statutes and regulations concerning marketing, including, without limitation, those statutes and regulations concerning the transmission of commercial emails, text messages and other marketing materials and offers; there is no restriction under any of the Privacy Requirements that would limit the use of Personal Data by Purchaser or the Company and the execution, delivery and performance of this Agreement complies with all Privacy Requirements; the Company (1) has security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access by any parties and (2) the Company’s hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with the Privacy Requirements; the Company has not suffered any breach in security that has permitted any unauthorized access to the Personal Data under the Company’s control or possession; the Company has required and does require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties;

(xvi) the computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are reasonably sufficient for the existing needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner;

(xvii) the Company is not currently participating in and has not participated in the past in any standards-setting organizations, industry bodies or consortia, or other multi-party special interest groups or activities (each, a “Standards Body”); no Standards Body has imposed or purported to impose, or will impose or purport to impose, any obligations on the Company or any of its affiliates (or, following the Closing, on Purchaser, the Company, or any other affiliate) with respect to licensing or granting of rights in any Company Intellectual Property Assets;

(xviii) the Company maintains a bug tracking database that contains records of known bugs maintained by its development or quality control groups with respect to the software related to the Products, and such database is current and complete with respect to known bugs;

(xix) no government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any of the subject matter of the Company Intellectual Property Assets; and

(xx) to the knowledge of the Company, following the Closing, the Company will have the same rights and privileges in the Company Intellectual Property Assets as the Company had in the Company Intellectual Property Assets immediately prior to the Closing.

3.21 Environmental Matters. To the knowledge of the Company, as of the date of this Agreement, the Company is in compliance in all material respects with all Environmental Laws. The Company holds all licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (“Environmental Permits”) to authorize the Company to operate its assets in a manner in which they are now operated and maintained and to conduct the Business as currently conducted and are in compliance in all material respects with all Environmental Permits required for the conduct of their respective operations. There are no material lawsuits, actions, suits, written claims, notices of violation or other proceedings at law or in equity or, to the knowledge of the Company, investigations before or by any Governmental Authority pending or, to the knowledge of the Company, issued to or threatened, against the Company alleging violations of or Liability under any Environmental Law. The Company has not Released (as defined below) any Hazardous Material on, in, from, under or at any property currently or formerly operated or leased by the Company in an amount, manner or concentration that could reasonably be expected to result in material Liability to the Company. To the knowledge of the Company, no Hazardous Material is present or has come to be located at any property currently operated or leased by the Company in an amount, manner or concentration that could reasonably be expected to result in material Liability to the Company. The Company has provided or made available to Purchaser all material documents, records and information in the possession or control of the Company concerning any environmental or health and safety matter relevant to the Company or to any property currently or formerly operated or leased by the Company, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding waste disposal, and reports, correspondence, and Environmental Permits issued by any Governmental Authority. For purposes of this Section 3.21, “Release” or “Released” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing to, into or through the environment.

3.22 Absence of Changes.

(a) Except as set forth on Schedule 3.22, from the date of the Reference Balance Sheet to the date of this Agreement, there has not been any Material Adverse Effect on the Company.

(b) Except as set forth on Schedule 3.22, from the date of the Reference Balance Sheet through the date of this Agreement, the Company (i) has, in all material respects, conducted their Business and operated its properties in the ordinary course of business consistent with past practice and (ii) has not engaged in any of the following:

(i) changed or amended the Certificate of Incorporation, Bylaws or other organizational documents of the Company, except as otherwise required by Law;

(ii) made or declared any dividend or distribution to the stockholders of the Company;

(iii) materially and adversely modified or terminated any Contract of a type required to be listed on Schedule 3.10(a), except in the ordinary course of business substantially in accordance with past practice, or entered into any other material transaction or materially changed any business practice of the Company;

(iv) except in the ordinary course of business and in a manner substantially consistent with its past practices, (A) sold, assigned, transferred, conveyed, leased or otherwise disposed of any material assets or properties (including, without limitation, any of the Purchased Assets), or (B) created any Lien (other than a Permitted Lien) on any material asset or property (including, without limitation, any of the Purchased Assets) or any Intellectual Property Assets;

(v) (A) taken any action with respect to the grant of any material severance or material termination pay (other than pursuant to policies or agreements of the Company in effect on the date of this Agreement) which will become due and payable after the Closing Date; (B) made any material change in the key management structure of the Company, including the hiring of additional officers or other key employees or the termination of existing officers or other key employees, other than in the ordinary course of business; (C) adopted, entered into or materially amended any Company Benefit Plan or any individual employment, consulting, retention, change in control bonus or severance agreement or (D) except pursuant to any written agreement in existence on the date hereof between the Company and such Person, increased in any material manner the rate or terms of compensation or benefits of any of its directors or senior officers, paid or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any Company Benefit Plan to any director, officer or employee, whether past or present;

(vi) acquired by merger or consolidation with, or merged or consolidated with, or purchased substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, in a single transaction or a series of related transactions;

(vii) made or changed any election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(viii) failed to timely pay any estimated Taxes;

(ix) issued, sold or pledged, or authorized or proposed the issuance, sale or pledge of (i) additional shares of capital stock of any class of the Company, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Company other than shares of capital stock issued pursuant to outstanding stock options exercised in the ordinary course of business substantially in accordance with past practice or (ii) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Company outstanding on the date hereof;

(x) incurred any Indebtedness;

(xi) waived, canceled, compromised or released any rights or claims of material value, whether or not in the ordinary course of business;

(xii) (i) made any capital expenditures that aggregate in excess of $10,000 or (ii) failed to repair any of the tangible assets of the Company that is necessary or advisable to maintain such assets in good working order;

(xiii) instituted or settled any claim or lawsuit;

(xiv) except in the ordinary course of business and in a manner substantially consistent with its past practices, accelerated, postponed or otherwise altered the timing of payment of any account receivable to or any account payable from the Company; or

(xv) entered into any agreement, or otherwise become obligated, to do any action described in this Section 3.22(b).

3.23 Affiliate Transactions. Except for employment relationships and compensation, benefits and travel advances or as disclosed on Schedule 3.23, the Company is not a party to any agreement with, or involving the making of any payment or transfer of assets to, any officer, director, employee or consultant of the Company, or any Affiliate of any of the foregoing.

3.24 Accounts Payable; Accounts Receivable.

(a) All accounts payable of the Company as set forth on Schedule 3.24(a) arose in bona fide arm’s length transactions in the ordinary course of business and no account payable in excess of $5,000 is delinquent in its payment. Since its inception, the Company has paid its accounts payable in the ordinary course of business and in a manner which is consistent with its past practices.

(b) All of the accounts receivable of the Company as set forth on Schedule 3.24(b) are valid and enforceable claims, are not subject to any set-off or counterclaim. Since its inception, the Company has collected its accounts receivable in the ordinary course of business and in a manner which is consistent with past practices and has not accelerated any such collections.

3.25 Illegal Payments. Except as set forth on Schedule 3.25, neither the Company nor, to the knowledge of the Company, any Person affiliated with the Company, has ever offered, made or received on behalf of the Company any payment or contribution of any kind, directly or indirectly, to any person, entity, or United States or foreign national, state or local government officials, Employees or agents or candidates therefor or other persons including, without limitation, any (i) payments, gifts or gratuities, (ii) bribes, kickbacks or other similar payments, whether lawful or unlawful, (iii) unlawful contributions to a domestic or foreign political party or candidate or (iv) unlawful foreign payment (as defined in the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.).

3.26 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has had or could be reasonably expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the foregoing, the Company has not (a) entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing its technology or products or from providing services to customers, potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or (b) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of its technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.

3.27 No Other Representations or Warranties. Except for the representations and warranties contained in Article III, the Company does not make any express or implied representation or warranty with respect to the Business or with respect to any other information provided, or made available, to Purchaser and its Affiliates, agents or representatives in connection with the transactions contemplated hereby. The Company will not have nor be subject to any liability or other obligation to Purchaser, its Affiliates, agents or representatives or any Person resulting from the sale of the Acquired Assets to Purchaser, its Affiliates or representatives of any such information, including information, documents, projections, forecasts or other material made available to Purchaser, its Affiliates or representatives in certain “data rooms,” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in Article 3. The Company disclaims any and all other representations and warranties, whether express or implied.

3.28 Customers and Suppliers.

(a) Schedule 3.29(a) sets forth the name of each customer and distributor of the Business who accounted for more than five percent (5%) of the revenues of the Company for each of the two (2) most recent fiscal years (the “Customers” and “Distributors”, respectively) together with the names of any persons or entities with which the Company has a material strategic partnership or similar relationship (“Partners”). No Customer, Distributor or Partner of the Business has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Business. No Customer, Distributor or Partner of the Business has, to the knowledge of the Company, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase or distribution of the services or products of the Business.

(b) Schedule 3.29(b) lists the name and address of each vendor, supplier, service provider and other similar business relation of the Company (collectively, “Suppliers”) from whom the Business purchased greater than $10,000 in goods and/or services over the course of the twelve (12) months ending December 31, 2013, the amounts owing to each such Person, and whether such amounts are past due. The Company has not received any indication from any such Person to the effect that, and the Company has no reason to believe that, any Supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Business (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise).

3.29 Private Placement.

(a) The Company understands and acknowledges that the issuance of the shares of Plug Power Common Stock pursuant to this Agreement will not be registered under the Securities Act and will be issued to the Company or Cummins, as the Company’s assignee, in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the registration or qualification requirements of applicable state securities or “blue sky” laws. The Company acknowledges that the shares of Plug Power Common Stock so issued to the Company or Cummins, as the Company’s assignee, will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act. The Company represents and acknowledges that it, is familiar with Rule 144 under the Securities Act as presently in effect and understands the restrictions and resale limitations imposed thereby and by the Securities Act.

(b) The Company understands and agrees that such shares of Plug Power Common Stock cannot be offered, resold or otherwise transferred except pursuant to (a) an effective registration statement under the Securities Act covering such offer, sale or transfer and such offer, sale or transfer is made in accordance with such registration statement, or (b) an available exemption from registration. The Company hereby covenants and agrees that it will not offer, sell or otherwise transfer any such shares of Plug Power Common Stock except in compliance with the terms of this Agreement and with applicable federal and state securities and “blue sky” laws.

(c) The certificates representing shares of Plug Power Common Stock issued pursuant to this Agreement shall bear, in addition to any other legends required under applicable state securities or “blue sky” laws, a legend in substantially the following form:

These securities have not been registered under the Securities Act, or under any applicable state securities or “blue sky” laws. These securities may not be sold, offered, pledged, hypothecated or otherwise transferred except pursuant to registration under the Securities Act or pursuant to an available exemption from registration. The issuer of these securities may require an opinion of counsel reasonably satisfactory to the issuer, in form and substance reasonably satisfactory to the issuer, to the effect that any sale or transfer of these securities will be in compliance with the Securities Act and any applicable state securities or “blue sky” laws.

(d) Plug Power will not be required to transfer on its books any shares of Plug Power Common Stock that have been sold or transferred in violation of any provision of applicable law or the terms of this Agreement.

3.30 Accredited Investor. The Company is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, as presently in effect. No “Bad Actor” disqualifying event described in Rule 506(d)(1)(i) to (viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable. The Company or Cummins, as the Company’s assignee, is acquiring the shares of Plug Power Common Stock issued to it pursuant to this Agreement for its own account for investment and not with a view to, or for resale in connection with, the distribution thereof, without prejudice, however, to the Company’s right to dispose of all or any part of such shares of Plug Power Common Stock pursuant to the Registration Statement or under an exemption from the registration requirements of the Securities Act. The Company or Cummins, as the Company’s assignee, has no present intention of selling or otherwise distributing any portion of any such shares of Plug Power Common Stock (or any interest therein), subject to such rights as aforesaid. The Company has such knowledge and experience in financial and business matters that each is capable of evaluating the merits and risks of an investment in the Plug Power Common Stock and protecting its own interests in connection with such investment.

3.31 Acknowledgement.

(a) The Company acknowledge that it has received or has had access to all the information relating to Plug Power that the Company has requested and considers necessary and relevant to making an informed investment decision with respect to the shares of Plug Power Common Stock issued to the Company or Cummins, as the Company’s assignee, pursuant to this Agreement, including the annual reports, quarterly reports, current reports, proxy statements and other information filed by Plug Power with the SEC. The Company has been afforded the opportunity to obtain any additional information deemed necessary by the Company to verify the accuracy of the information conveyed by Plug Power to the Company. The Company has had an opportunity to ask questions of and receive answers from Plug Power, or from a person or persons acting on Plug Power’s behalf, concerning the terms and conditions of this investment.

(b) With respect to the legal, tax, accounting, financial and other economic considerations involved in acquiring any shares of Plug Power Common Stock, the Company and Cummins are not relying on Purchaser or Plug Power or any director, officer, employee, agent or other representative of any of the foregoing.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PLUG POWER

Purchaser and Plug Power hereby represent and warrant to the Company as of the date of this Agreement as follows:

4.1 Organization. Each of Purchaser and Plug Power has been duly organized and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each of Purchaser and Plug Power is duly qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so qualified, except where failure to be so qualified would not reasonably be expected to have a material adverse effect on the ability of Purchaser or Plug Power to enter into this Agreement or consummate the transactions contemplated hereby.

4.2 Due Authorization. Each of Purchaser and Plug Power has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of each of Purchaser and Plug Power, and no other corporate proceeding on the part of Purchaser or Plug Power is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Purchaser and Plug Power and this Agreement constitutes a legal, valid and binding obligation of each of Purchaser and Plug Power, enforceable against Purchaser and Plug Power in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3 No Conflict. Neither the execution and delivery by Purchaser and Plug Power of this Agreement, nor the consummation by Purchaser and Plug Power of the transactions contemplated hereby, conflicts with or results in a breach of any provisions of Purchaser’s or Plug Power’s certificate of incorporation, as amended or amended and restated. The execution and delivery by Purchaser and Plug Power of this Agreement and the consummation by Purchaser and Plug Power of the transactions contemplated hereby (a) will not violate any applicable Law and (b) will not violate, or conflict with, or result in a breach of any provision of, give rise to a right of termination of, accelerate the performance required by, result in the creation of any Lien upon any of the properties or assets of Purchaser or Plug Power, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which Purchaser or Plug Power is a party or by which any of its properties are bound, except to the extent that the occurrence of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Purchaser or Plug Power to enter into and perform its obligations under this Agreement.

4.4 Litigation. There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending before or by any Governmental Authority or, to the knowledge of Purchaser and Plug Power, threatened, against Purchaser or Plug Power, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would reasonably be expected to (a) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (b) otherwise prevent or materially delay performance by Purchaser or Plug Power of its obligations under this Agreement.

4.5 Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required to be obtained or made by Purchaser or Plug Power in connection with its execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.6 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser, Plug Power or any of their Affiliates.

4.7 SEC Documents. Plug Power has timely filed or furnished all Plug Power SEC Documents since December 31, 2013. As of their respective filing dates, each Plug Power SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC thereunder, and none of the Plug Power SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Plug Power SEC Document filed subsequently.

ARTICLE V.

COVENANTS

5.1 Further Assurances. At any time or from time to time after the Closing, the Company shall, at the request of Purchaser, execute and deliver any further instruments or documents and take all such further action as Purchaser may reasonably request in order to evidence or otherwise facilitate the consummation of the transactions contemplated hereby.

5.2 Confidentiality. The Company covenants and agrees that all Confidential Information is confidential and/or proprietary to Purchaser and Plug Power and entitled to and shall receive treatment as such by the Company. From and after the Closing, (a) the Company will treat and hold as confidential all of the Confidential Information and shall refrain from using any of the Confidential Information and (b) all such Confidential Information shall constitute the property of Purchaser and Plug Power. In the event that the Company is requested or required pursuant to written or oral question or request for information or documents in any legal or regulatory proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, the Company will notify Purchaser and Plug Power promptly of the request or requirement so that Purchaser and Plug Power may seek an appropriate protective order or waive compliance with the provisions of this Section 5.2 at its sole cost and expense. If, in the absence of a protective order or the receipt of a waiver hereunder, the Company is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or Governmental Authority or else stand liable for contempt or be in violation of any Law, then the Company may disclose the Confidential Information to the applicable authority without any recourse hereunder; provided, however, that the Company shall use its commercially reasonable efforts to obtain, at the request and sole expense of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed (upon advice of counsel) as Purchaser and Plug Power shall designate. For purposes of this Agreement, “Confidential Information” means any information concerning the Business and the Purchased Assets, including Trade Secrets, know-how, business plans, customer information and historical and current financial information, other than information that (a) is already generally available to the public, or (b) becomes publicly known through no wrongful act or omission of, or breach of this Agreement by, the Company.

5.3 Payments With Respect to Purchased Assets. The Company shall promptly remit to Purchaser all monies received by the Company or any of its Affiliates following the Closing in payment for any Purchased Assets acquired by Purchaser pursuant to this Agreement. Payments remitted to Purchaser pursuant to this Section 5.3 shall be in the form received by the Company or any of its Affiliates.

5.4 Registration of Shares.

(a) Subject to Section 5.4(b) and 5.4(i), Plug Power agrees to file with the SEC, within one (1) Business Day after the Closing Date (the “Registration Date”) (i) one or more shelf registration statements on Form S-3 (or, if Plug Power shall not then be eligible to use Form S-3, on such other form as Plug Power shall then be eligible to use, pursuant to Rule 415 under the Securities Act covering the resale by the Company or Cummins, as the Company’s assignee, (such Person, the “Holder”) of the Closing Shares issued to it pursuant to this Agreement (together with any other shares of Plug Power Common Stock that may be issued in respect of such shares, whether by means of a stock split, stock dividend or otherwise, the “Registrable Securities”) or (ii) one (1) or more prospectus supplements or other materials under Rule 430B to include in a prospectus that is part of an effective registration statement such information as shall be necessary to identify the Holder as a selling stockholder and to permit the resale by the Holder of the Registrable Securities under the Securities Act. Any registration statement described in this Section 5.4(a) shall be referred to herein as the “Registration Statement.” Plug Power shall furnish to the Holder as far in advance as reasonably practicable before the filing of any Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed with the SEC, and provide the Holder the opportunity to object to any information pertaining to the Holder and its plan of distribution that is contained therein and make the revisions reasonably requested by the Holder with respect to such information prior to any filing of such documents with the SEC.

(b) If Plug Power is, at the time of the filing of any Registration Statement filed pursuant to Section 5.4(a)(i), eligible as a WKSI, the Registration Statement shall be filed utilizing the automatic shelf registration process under Rule 415 and Rule 462 of the Securities Act (such Registration Statement, a “WKSI S-3”). If Plug Power is, at the time of the filing of any Registration Statement filed pursuant to Section 5.4(a)(i), not eligible as a WKSI, Plug Power agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof.

(c) Plug Power shall use its reasonable best efforts to maintain the effectiveness of the Registration Statement for a period ending on the earlier of (i) the first (1ST) anniversary of the Closing Date or (ii) the date on which the Holder no longer holds any Registrable Securities (the “Expiration Date”). Notwithstanding anything to the contrary in this Section 5.4, Plug Power may, by written notice to the Holder, suspend the Registration Statement after effectiveness and require that the Holder immediately cease sales of shares pursuant to the Registration Statement, in the event that Plug Power shall in good faith conclude in its sole discretion, after consultation with its legal counsel, that it is advisable to suspend use of any prospectus as a result of pending corporate developments or the disclosure requirements of the securities laws, provided that no period during which the use of any prospectus shall be suspended by Plug Power pursuant to this sentence shall continue for more than ninety (90) days in any twelve (12)-month period. The Holder hereby agrees that, upon receipt of any notice described in the preceding sentence, the Holder shall not offer, sell, pledge, hypothecate, transfer, distribute or otherwise dispose of, in reliance on the Registration Statement, any of the Holder’s Registrable Securities during the period in which the Registration Statement is suspended. If Plug Power suspends the Registration Statement and requires the Holder to cease sales of shares pursuant to this Section 5.4(c), Plug Power shall, as promptly as practicable following the termination of the circumstance which entitled Plug Power to do so, use commercially reasonable efforts to reinstate the effectiveness of the Registration Statement (including the filing of any necessary amendments or supplements thereto) and give written notice to the Holder authorizing them to resume sales pursuant to the Registration Statement. If, as a result thereof, the prospectus included in the Registration Statement has been amended or supplemented to comply with the requirements of the Securities Act, Plug Power shall enclose such revised prospectus with the notice to the Holder given pursuant to this Section 5.4(c), and the Holder shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised prospectus.

(d) Plug Power shall notify the Holder of the effectiveness of the Registration Statement and shall furnish to the Holder, without charge, such number of copies of the Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Registration Statement as the Holder may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Registration Statement.

(e) Plug Power shall as promptly as reasonably practicable notify the Holder of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement with respect to the Holder’s Registrable Securities or the receipt of notice of the initiation of any proceedings for that purpose. Plug Power shall use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such a Registration Statement at the earliest possible moment. Plug Power shall promptly notify the Holder of any request by the SEC for any amendment or supplement to, or additional information in connection with, the Registration Statement (or prospectus relating thereto). Plug Power shall promptly notify the Holder of the filing of the Registration Statement or any prospectus, amendment or supplement related thereto or any post-effective amendment to the Registration Statement and the effectiveness of any post-effective amendment.

(f) Subject to the terms of this Section 5.4, Plug Power shall promptly prepare and file with the SEC from time to time such amendments and supplements to the Registration Statement and prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all of the Registrable Securities until the Expiration Date. Plug Power shall include or incorporate by reference in the Registration Statement such plan of distribution (other than a distribution including an underwritten offering) and any information pertaining to the Holder as the Holder shall reasonably request prior to the effectiveness thereof.

(g) After the effectiveness of the Registration Statement, Plug Power shall furnish to the Holder a copy of the prospectus included or incorporated by reference therein. If Plug Power has delivered a prospectus to the Holder and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, Plug Power shall promptly notify the Holder and the Holder shall immediately cease making offers or sales of shares under the previously delivered prospectus. Plug Power shall promptly provide the Holder with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, if a prospectus related to the Registration Statement is required at that time to be delivered under the Securities Act, the Holder shall be free, subject to the terms of this Section 5.4, to resume making offers and sales under the Registration Statement.

(h) Plug Power shall, in connection with the filing of the Registration Statement hereunder, file such documents as may be necessary to register or qualify the Registrable Securities under the securities or “blue sky” laws of such states as the Holder may reasonably request, and Plug Power shall use its reasonable best efforts to cause such filings to become effective in a timely manner; provided, however, that Plug Power shall not be obligated to qualify as a foreign corporation to do business under the laws of any such state in which it is not then qualified or to file any general consent to service of process in any such state or subject itself to general taxation in any such jurisdiction or provide any undertakings that cause the Holder undue expense or burden.

(i) It shall be a condition to Plug Power’s obligation under this Section 5.4 to include the Holder as a selling stockholder in any Registration Statement that the Holder (i) shall have provided promptly (and in any event within three (3) Business Days of the request therefor) such information and other materials as Plug Power or its counsel shall reasonably request in connection with the Registration Statement and (ii) shall use commercially reasonable efforts to have promptly taken all such actions as Plug Power shall reasonably request in connection with the Registration Statement. The Holder hereby represents, warrants and agrees that all such information provided by the Holder or on its behalf shall be true, complete and correct in all material respects. The Holder further agrees that if it shall become aware of any information that would cause any of the statements in the Registration Statement with respect to the Holder to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make such statements therein not false or misleading, it shall promptly inform Plug Power in writing, and Plug Power shall use its commercially reasonable efforts to promptly amend or supplement the Registration Statement. The Holder shall comply with the Securities Act and any other Laws applicable to any disposition of any Registrable Securities pursuant to any Registration Statement. The information regarding Plug Power included or incorporated by reference in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information regarding Plug Power included or incorporated by reference in any prospectus relating to the Registration Statement, as then amended or supplemented, shall not, as of the date such prospectus, as then amended or supplemented, is delivered to the Holder, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the terms of this Section 5.4, if Plug Power becomes aware of any information that would cause any of the statements in the Registration Statement or any prospectus related thereto, as then amended or supplemented, with respect to Plug Power to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make such statements not false or misleading, Plug Power shall use its reasonable best efforts to promptly amend or supplement the Registration Statement or such prospectus.

(j) Plug Power shall pay all expenses incurred by it in complying with its obligations under this Section 5.4, including registration and filing fees, listing fees, printing expenses, messenger and delivery expenses, fees and expenses of Plug Power’s counsel, fees and expenses of Plug Power’s accountants, and Plug Power’s internal expenses. The Holder shall pay all expenses incurred by the Holder in connection with the disposition of its Registrable Securities, including any broker’s fees or commissions, selling expenses, messenger and delivery expenses, and fees and expenses of any counsel retained by the Holder.

(k) Plug Power agrees to indemnify and hold harmless the Holder whose shares are included in the Registration Statement, and if the Holder is not an individual, the Holder’s directors, officers and each person, if any, that controls the Holder whose shares are included in the Registration Statement within the meaning of the Securities Act, against any losses, claims, damages, expenses or liabilities to the Holder or other such Person may become subject by reason of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished in writing to Plug Power by or on behalf of the Holder for use in the Registration Statement. Plug Power shall have the right to assume the defense and settlement of any claim or suit for which Plug Power may be responsible for indemnification under this Section 5.4 with counsel reasonably satisfactory to the indemnified party. The indemnified party may participate in any such defense or settlement, but Plug Power shall not be liable to such indemnified party for any legal or other expenses incurred by such indemnified party in connection with the defense thereof; provided, however, that (x) if Plug Power fails to take reasonable steps necessary to defend in good faith the action or proceeding within ten (10) Business Days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (y) if such indemnified party who is a defendant in any action or proceeding which is also brought against Plug Power shall have reasonably concluded, based on the advice of counsel, that there may be one or more legal defenses available to such indemnified party which are not available to Plug Power; or (z) if representation of both parties by the same counsel is impermissible under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction) and Plug Power shall be liable for any reasonable expenses therefor. The Holder whose shares are included in the Registration Statement agrees, severally and not jointly with any other Holder, as applicable, to indemnify and hold harmless Plug Power and its directors, officers and each Person, if any, that controls Plug Power within the meaning of the Securities Act, against any losses, claims, damages, expenses or liabilities to which Plug Power or other such Person may become subject by reason of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished in writing to Plug Power by or on behalf of the Holder for use in the Registration Statement. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any action or claim in respect of which indemnification or contribution may be sought hereunder unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(l) If the indemnification provided for in Section 5.4(k) is unavailable to an indemnified party with respect to any losses, claims, damages, expenses or liabilities referred to therein or is insufficient to hold the indemnified party harmless as contemplated therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Plug Power and the Holder agree that it would not be just and equitable if contribution pursuant to this Section 5.4(l) were determined by pro rata allocation or by any other method of allocation that fails to take account of the equitable considerations referred to above. The Holder shall not be required to contribute any amount in excess of the amount by which the net proceeds to the Holder from the sale of the Holder’s Registrable Securities pursuant to the Registration Statement exceeds the amount of any damages which the Holder has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(m) Plug Power’s obligations under this Section 5.4 (other than Sections 5.4(k), 5.4(l) and this 5.4(m)) shall terminate, with respect to the Holder, on the Expiration Date. The Holder’s rights under this Section 5.4 are personal to the Holder and non-transferable except by will or in accordance with the laws of descent and distribution. Plug Power’s obligations under this Section 5.4 may be waived in any instance by the Holder.

(n) The Holder agrees to provide Plug Power with a valid e-mail address (which may be updated from time to time by notice to Plug Power), and any notice sent by Plug Power to such address shall constitute notice under this Section 5.4.

5.5 Tax Matters

(a) Tax Deficiencies. The Company shall not permit to exist any Tax deficiencies (including penalties and interest) of any kind assessed against or relating to the Acquired Assets with respect to any Pre-Closing Tax Period of a character or nature that would reasonably be expected to result in Liens or claims on the Acquired Assets or on the Purchaser’s title or use of such assets following the Closing or that would reasonably be expected to result in any claim against the Purchaser.

(b) Cooperation on Tax Matters. The parties hereto shall cooperate fully, as and to the extent reasonably requested by any other party hereto, in connection with the filing of Tax Returns, and any audit or Action with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each party hereto shall provide to the others, within ten (10) Business Days of the receipt thereof, any Tax-related communications and notices it receives which may impact the other such party’s Tax Liability or filing responsibilities.

(c) Straddle Period. In the case of any Straddle Period, (i) the amount of any Taxes based on or measured by income or receipts, sales or use Taxes, employment Taxes or withholding Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership, other pass-through entity or any “controlled foreign corporation” within the meaning of Section 957 of the Code in which a Person holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of any other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

ARTICLE VI.

CLOSING DELIVERIES

6.1 Deliveries by the Company. The Company shall execute and deliver, or cause to be executed and delivered, to Purchaser at Closing the following:

(a) Secretary’s Certificate. The Company shall deliver a certificate of the Secretary of the Company, in his or her capacity as such, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the Company’s Certificate of Incorporation and Bylaws, each as in effect as of the date of this Agreement, and (iii) a copy of the votes of the Company’s board of directors and the stockholders of the Company authorizing and approving the applicable matters contemplated hereunder.

(b) Bill of Sale and Assignment and Assumption Agreement. The Company shall execute and deliver a Bill of Sale and an Assignment and Assumption Agreement, in the form attached hereto as Exhibit A, and such other instruments, in each case in form and substance satisfactory to Purchaser, as may be requested by Purchaser and Plug Power to transfer the Purchased Assets to Purchaser and Plug Power or evidence such transfer on the public records.

(c) IP Assignment. Assignments of the Company Intellectual Property Assets in forms acceptable to Purchaser and Plug Power and otherwise suitable for filing in all relevant jurisdictions, including assignments of copyright, patent, trademark registrations and domain name registrations and applications in the form attached hereto as Exhibit B hereto.

(d) Pay-off Letters. The Company shall have obtained from each Person who, on or following the date of this Agreement, holds any Indebtedness that is secured by a Lien, a pay-off letter in form and substance reasonably satisfactory to Plug Power and such other evidence as Plug Power may reasonably request to the effect that all such Indebtedness of the Company has been paid in full and all such Liens have been fully and finally released.

(e) Stockholder Approval and Release. The Company shall deliver evidence the Company stockholders have executed a consent providing: (i) the requisite approval of the Company’s stockholders, pursuant to the Certificate of Incorporation and WBCA to effect the transactions contemplated by this Agreement and (ii) a release of the Company and its Subsidiaries, Purchaser and Plug Power from any known or unknown claims and demands arising out, relating to, against or in any way connected with the Company, its Subsidiaries, the Purchase and Plug Power, in respect of any and all agreements, liabilities or obligation entered into or incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof, whether or not related to claims pending on, asserted after the date hereof.

(f) Termination of Agreements. The Company shall deliver to Purchaser and Power Plug written evidence of the termination of the agreements set forth on Schedule 6.1(f).

(g) Consents. The Company shall deliver to Purchaser evidence of all consents, waivers and approvals from any third parties set forth on Schedule 6.1(g).

(h) Cash at Closing. The Company shall have at least $400,000 in cash and cash equivalents as of the Closing Date (such condition to be conclusively satisfied by presentation at the Closing by the Chief Financial Officer of the Company of copies of online balances of bank and/or brokerage statements or such other means as may be agreed to by the Parties).

(i) Closing Certificate: The Company shall deliver a certificate executed by the Company’s Chief Executive Officer certifying as to the accuracy and validity of the following: (i) an estimated unaudited consolidated balance sheet of the Company and its Subsidiaries as of 11:59 p.m., Pacific time, on the Closing Date; (ii) the calculation of the Net Working Capital as of the Closing Date; (iii) certifying the condition set forth in Section 6.1(h) has been satisfied, (iv) the Indebtedness of the Company as of the Closing Date and (v) the aggregate unpaid Transaction Expenses, together with a description and the amount of each element thereof and check mailing and wire instructions with respect to each element thereof. The certificate shall be accompanied by reasonably detailed supporting information and documentation for the information and calculations set forth therein.

(j) FIRPTA Certificate. The Company shall deliver to Purchaser, in form and substance reasonably satisfactory to Purchaser, a duly authorized and executed certificate stating that the Company is not a foreign person under Section 1445(a) pursuant to Treasury Regulations Section 1.1445-2(b)).

(k) Good Standing Certificates. The Company shall have delivered good standing certificates for the Company from the Secretary of State of the State of Washington and from the Secretary of State in each other jurisdiction in which the properties owned or leased by the Company, or the operation of its business in such jurisdiction, requires the Company to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than two (2) Business Days prior to the Closing.

(l) Additional Instruments. The Company shall deliver to Purchaser such other documents or instruments as Purchaser may reasonably request to effect the transactions contemplated hereby.

6.2 Deliveries by Purchaser. Purchaser shall execute and deliver, or cause to be executed and delivered, to the Company at Closing the following:

(a) Closing Payment. Plug Power shall issue to the Company or Cummins, as its assignee, the Closing Shares.

ARTICLE VII.

NO SURVIVAL

7.1 No Survival. All representations and warranties in this Agreement shall terminate upon and shall not survive the Closing, From and after the Closing, no claim, action or remedy shall be brought or maintained by any party against any other party, and no recourse shall be brought or granted against any of them, based upon any breach of any of the representations or warranties of any of the parties in this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit the rights, remedies and claims of the parties with respect to fraud, intentional misrepresentation or willful breach.

ARTICLE VIII.

MISCELLANEOUS

8.1 Waiver. Any party to this Agreement may waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights under this Agreement shall not constitute a waiver of any of such rights.

8.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person or sent by facsimile, (b) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (c) when delivered by FedEx or other nationally recognized overnight delivery service:

(a) If to Purchaser or Plug Power, to:

Plug Power Inc.

968 Albany Shaker Road

Latham, New York 12110

Facsimile: (518) 782-9060

Attention: Gerard Conway, Jr., Esq.

with copies to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Facsimile: (617) 570-1231

Attention: Robert P. Whalen, Jr., Esq.

If to the Company, to:

ReliOn, Inc.

15913 E. Euclid Ave.

Spokane, WA 99216

Facsimile: (509) 228-6510

Attention: Gary Flood

with copies to:

DLA Piper LLP (US)

4365 Executive Drive

Suite 1100

San Diego, CA 92121

Facsimile: (619) 699-2701

Attention: Martin C. Nichols, Esq.

or to such other address or addresses as the parties may from time to time designate in writing.

8.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, however, that Purchaser and Plug Power may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser or Plug Power’s rights to seek indemnification hereunder) to (i) any Affiliate of Purchaser or Plug Power (ii) as collateral to any lender of Purchaser or Plug Power or any of its Affiliates, or (iii) to the successor in interest of Purchaser or Plug Power upon a change of control or sale of substantially all of the assets of the Business; provided that no such assignment shall relieve Purchaser of any obligation hereunder. Upon any such assignment by Purchaser, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires. Any purported assignment without such prior written consent or as otherwise permitted by the terms of this Section 8.3 shall be void. Notwithstanding the foregoing, the Company shall have the right to assign (i) the Closing Shares, (ii) the right to a cash-gross up pursuant to Section 2.7(a), (iii) the Put Right and (iv) the registration rights pursuant to Section 5.4 to Cummins without the consent of any other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

8.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, the officers, directors, employees, incorporators, stockholders, partners, members, Affiliates, agents, advisors and representatives of the parties, and any Affiliate of any of the foregoing, are intended third-party beneficiaries of, and may enforce, Section 8.17.

8.5 Expenses. Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

8.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission, pdf or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes (and such signatures of the parties transmitted by facsimile, pdf or other electronic means shall be deemed to be their original signatures for all purposes).

8.8 Schedules, Annexes and Exhibits. The Schedules, Annexes and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to articles, sections, paragraphs, Schedules, Annexes and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules in respect of which such disclosure is reasonably apparent on its face. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

8.9 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

8.10 Entire Agreement. This Agreement (together with the the Transaction Documents and the Schedules and Exhibits hereto and thereto) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby; provided, however, that this provision shall in no way limit a party’s rights against any other party in connection with fraud.

8.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Purchaser, Plug Power and the Company and which makes reference to this Agreement.

8.12 Publicity. Each of Purchaser and Plug Power may issue press releases, and make such other disclosures regarding the Agreement and the transactions contemplated hereby, as it determines are required under applicable securities laws or regulatory rules or as it deems otherwise appropriate. The Company shall not make any public announcement relating to this Agreement or the transactions contemplated hereby.

8.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

8.14 Jurisdiction. Any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 8.14.

8.15 Service of Process. For purposes of this Agreement, each of the parties hereto hereby (a) consents to service of process in any legal action, suit or proceeding among the parties to this Agreement arising in whole or in part under or in connection with the negotiation, execution and performance of this Agreement in any manner permitted by Delaware Law, (b) agrees that service of process made in accordance with this Section 8.15 or made by registered or certified mail, return receipt requested, at its address specified pursuant to

Section 8.2, will constitute good and valid service of process in any such legal action, suit or proceeding and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such legal action, suit or proceeding any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

8.16 Specific Performance and Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy to which any party is entitled at law or in equity, exclusively in the Delaware Chancery Court and any state appellate court therefrom within the State of Delaware (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). The parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Company, on the one hand, and to prevent or restrain breaches of this Agreement by Purchaser, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

8.17 No Reliance. There are no promises, representations, agreements, arrangements, or understandings, oral or written, among the parties or any subset thereof relating to the subject matter of this Agreement which are not fully expressed in this Agreement. No party has relied upon, and no party shall be entitled to rely upon, any promises, representations, agreements, arrangements, or understandings, oral or written, among the parties or any subset thereof relating to the subject matter of this Agreement which are not fully expressed in this Agreement.

8.18 Legal Advice. Each party confirms that it has carefully read and reviewed this Agreement. Each party acknowledges that it has been advised in connection with this Agreement by its legal counsel and that it fully understands all of the Agreement’s terms and conditions. Each party executes and delivers this Agreement freely and voluntarily.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

PURCHASER:

EMERGENT POWER INC.

By:	/s/ Andrew Marsh
Name:	Andrew Marsh
Title:	President

PLUG POWER INC.

By:	/s/ Andrew Marsh
Name:	Andrew Marsh
Title:	President and Chief Executive Officer

COMPANY:

RELION, INC.

By:	/s/ Gary Flood
Name:	Gary Flood
Title:	CEO

[Signature Page to Asset Purchase Agreement]

Exhibit A

Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit B

Form of IP Assignment